UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

NATIONAL INSTRUMENTS CORPORATION
(Name of Registrant as Specified in Its Charter)

EMERSON ELECTRIC CO.
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Emerson Electric Co. (“Emerson”), together with the other participants to such solicitation, intends to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of its slate of director nominees (the “Nominees”) at the 2023 annual meeting of stockholders of National Instruments Corporation, a Delaware corporation (the “Company”).

Item 1: A transcript of a conference call that was posted on the website www.MaximizingValueatNI.com and Emerson’s Investor Relations website at www.emerson.com/en-us/investors on January 17, 2023, is filed herewith as Exhibit 1.

Item 2: On January 17, 2023, Emerson published a message on LinkedIn, which is filed herewith as Exhibit 2.

Additional Information and Where to Find It

This communication relates to a proposal which Emerson has made for a business combination transaction with the Company (the “Proposed Transaction”). It is anticipated that Emerson, together with the participants named therein, will file a proxy statement and accompanying WHITE proxy card with the SEC to be used to solicit votes for the election of the Nominees at the 2023 annual meeting of stockholders of the Company and may file other proxy statements and/or other documents.

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication is not a substitute for any proxy statement or other documents Emerson may file with the SEC in connection with the election of the Nominees or the Proposed Transaction.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ANY PROXY STATEMENT(S) AND/OR OTHER DOCUMENTS IF AND WHEN THEY ARE FILED BY EMERSON, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE ELECTION OF THE NOMINEES AND/OR THE PROPOSED TRANSACTION, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ELECTION OF THE NOMINEES, THE PROPOSED TRANSACTION, AND RELATED MATTERS. Any definitive proxy statement(s) (including any WHITE proxy card enclosed with any definitive proxy statement(s) or supplements filed and/or disseminated by Emerson) (if and when available) will be mailed or otherwise made available to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents filed with the SEC if and when available without charge through the website maintained by the SEC at www.sec.gov or, in the case of documents filed by Emerson, by contacting the investor relations department of Emerson:

Emerson

8000 West Florissant Avenue, P.O. Box 4100

St. Louis, MO

www.emerson.com/en-us/investors

Investor Relations:

Colleen Mettler, Vice President

(314) 553-1705

investor.relations@emerson.com

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

(212) 750-5833

Participants in the Solicitation

Emerson and the Nominees are anticipated to be participants in the solicitation of proxies in connection with the election of the Nominees as directors of the Company.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the election of the Nominees as directors of the Company and/or the Proposed Transaction, including a description of their direct or indirect interests in such matters, by security holdings or otherwise, will be set forth in any proxy statement(s) and other relevant materials related to such matters if and when they are filed with the SEC.

Caution Concerning Forward-Looking Statements

This communication contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to negotiate, enter into and complete the proposed transaction; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of Emerson following completion of the proposed transaction; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target” or other similar words or expressions or negatives of these words, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: (1) the outcome of any discussions between Emerson and the Company with respect to the proposed transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, (2) that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that any required approval by the stockholders of the Company may not be obtained; (3) the risk that the proposed transaction may not be completed in the time frame expected, or at all; (4) unexpected costs, charges or expenses resulting from the proposed transaction; (5) uncertainty of the expected financial performance of Emerson following completion of the proposed transaction; (6) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the business of the Company with the business of Emerson; (7) the ability of Emerson to implement its business strategy; (8) difficulties and delays in achieving revenue and cost synergies; (9) inability to retain and hire key personnel; (10) the occurrence of any event that could give rise to termination of the proposed transaction; (11) potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; (12) evolving legal, regulatory and tax regimes; (13) changes in economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (14) the ability of Emerson and the Company to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during longterm disruptions such as the COVID-19 pandemic; (15) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (16) actions by third parties, including government agencies; (17) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (18) the risk that disruptions from the proposed transaction will harm Emerson’s and the Company’s business, including current plans and operations; (19) certain restrictions during the pendency of the acquisition that may impact Emerson’s or the Company’s ability to pursue certain business opportunities or strategic transactions; (20) the ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (21) other risk factors as detailed from time to time in Emerson’s and the Company’s reports filed with the SEC, including Emerson’s and the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in any proxy statement(s) and other relevant materials related to the proposed transaction if and when they are filed with the SEC. While the list of factors presented here is, and the list of factors to be presented in any such proxy statement(s) or materials will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Any forward-looking statements speak only as of the date of this communication. Emerson undertakes no obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Exhibit 1

Emerson

Emerson Announces All-Cash Proposal
to Acquire National Instruments

January 17, 2023, 8:30 AM

CORPORATE PARTICIPANTS

Colleen Mettler – Vice President of Investor Relations

Lal Karsanbhai – President and Chief Executive Officer

Frank Dellaquila – Senior Executive Vice President and CFO

Ram Krishnan – Executive Vice President and COO

CONFERENCE CALL PARTICIPANTS

Stephen Tusa – JPMorgan Chase & Co, Research Division - MD

Deane Dray – RBC Capital Markets, Research Division - MD of Multi-Industry & Electrical Equipment & Analyst

Jeffrey Sprague – Vertical Research Partners, LLC - Founder & Managing Partner

Julian Mitchell – Barclays Bank PLC, Research Division - Research Analyst

Nigel Coe – Wolfe Research, LLC - MD & Senior Research Analyst

Thomas Moll – Stephens Inc., Research Division - MD & Equity Research Analyst

Emerson

January 17, 2023, 8:30 AM

PRESENTATION

Operator

(Operator Instructions)

Colleen Mettler

Thank you. Good morning, and welcome to Emerson's conference call to discuss our proposal to acquire National Instruments. We are in New York this morning, and I am joined by Lal Karsanbhai, our President and Chief Executive Officer; Ram Krishnan, our Chief Operating Officer; and Frank Dellaquila, our Chief Financial Officer. I will now pass the call over to Lal.

Lal Karsanbhai

Thanks, Colleen, good morning. Thank you for joining us to discuss our proposal to acquire National Instruments for $53 per share in cash. Today, we'll speak in detail about our numerous attempts to engage with NI, and our belief that NI shareholders have an opportunity to realize immediate and significant value.

Our proposal represents a 32% premium to NI's closing price on January 12, 2023, the day before they announced a public strategic review process and a 45% premium to NI's closing price on November 3, 2022, the day our $53 per share proposal was submitted. It is also a 38% premium to the 30-day VWAP as of January 12, 2023, and a 23% premium to NI's 52-week high intraday share price of $43.12 prior to its strategic review announcement.

Beyond the compelling premium and all-cash value for NI shareholders, we have no financing contingency or expected regulatory concerns, and we are eager to pursue an expedited timeline where we can be ready to sign and announce quickly. We have been at this since May, with repeated attempts since, which we outlined in our announcement this morning. Despite these efforts, our attempts to engage privately have only been met with limited engagement by NI over the last 8 months.

In November, after months of delay, NI told us that it had formed a working group of its Board to evaluate Emerson's proposal and strategic options. And then last Friday, more than 2 months later, NI publicly announced that it is initiating a review and evaluation of strategic options with its advisers and adopted a poison pill. Emerson urges NI shareholders to engage with their Board to ensure this public strategic review process is not merely another delay tactic.

While NI has refused to meaningfully engage with us, we remain confident about this transaction and the compelling value that it would deliver for NI shareholders. So, today, we are taking our interest directly to the NI shareholders who stand to significantly benefit from such a transaction. During today's call, alongside Ram, I will outline the benefits of the transaction, the timeline of events that led us to this point, and importantly, how well a combination of Emerson and NI aligns with our strategy and what it could bring to all stakeholders.

Emerson

January 17, 2023, 8:30 AM

Please turn to Slide 3. As I noted earlier, our $53 all-cash proposal offers immediate and compelling value for all NI shareholders. In May, we proposed an initial all-cash offer of $48 per share and we were rebuffed. In the interim, we reiterated our offer and requested access to information, but were rejected. In November, we increased our all-cash offer to $53 per share, providing NI shareholders with even greater value and again, saw no engagement from NI despite its claims about forming a strategic transaction committee to evaluate Emerson's proposals and NI's strategic focus

-- strategic options, I should say.

In January, NI gave the illusion of engagement, only to provide high-level responses to reasonable questions and then publicly announced a strategic review. Leading up to NI's strategic review announcement, we received no update on our proposal or the options the Board was supposedly evaluating. Meanwhile, over the past 8 months, NI shareholders have been unaware of this opportunity to realize an immediate cash premium. Underscoring our commitment to consummating a transaction, we have purchased 2.3 million shares of NI stock and have received HSR approval to increase our stake. We are prepared to nominate directors for election to NI's Board. Emerson has organized the resources to work expeditiously towards a transaction with NI. We have shared a merger agreement with NI, and with engagement would be prepared to transact promptly.

We urge NI shareholders to contact their Board and encourage them to engage with Emerson.

Let's turn to Slide 4. It's worth reflecting on the certain value NI has been ignoring in our offer, while its performance continues to lag. Since its March 2018 high, NI share price has dropped 24%, while the stock of its key peer, Keysight, has grown 226%. Nearly every day since this all-time high was reached almost 5 years ago, NI has traded below our offer. NI's total shareholder return over the last 10, 5 years, and since its March 2018 high, has materially lagged NASDAQ and Keysight.

Under the current management team, NI total shareholder return has continued to underperform, falling short of the NASDAQ by 46% and Keysight by 196%. For NI shareholders who have endured this underperformance, our premium proposal will bring clear and realizable value. After receiving Emerson's initial offer last May at $48 in cash, NI not only refused to engage with us, it repurchased more than 2 million shares at an average weighted price of $40.25 in the third quarter. This is the largest quarterly repurchase in NI's history on a dollar basis and was done at a price significantly below our offer, depriving NI shareholders of meaningful value.

Now turning to Slide 5. I want to talk a little more about our offer and our ability to work quickly towards a transaction. Emerson's all-cash proposal provides credit for significant future earnings, including NI's updated guidance it provided after receiving our initial offer. Beyond representing a significant premium to NI shareholders, our $53 cash offer effectively removes the execution risk and uncertainty of NI achieving their plan. Our offer is not subject to any financing conditions. We have performed due diligence with publicly available information and would have only limited and specific confirmatory due diligence requirements. We do not anticipate any significant regulatory risks or delays given the complementary nature of our 2 businesses and, as mentioned earlier, we have received HSR approval. And as I mentioned, we are prepared to engage immediately and believe we would be able to announce the transaction quickly if NI is willing to seriously evaluate our proposal and engage with us.

Emerson

January 17, 2023, 8:30 AM

Please turn to Slide 6. We think it is important for NI shareholders to understand the timeline and our numerous attempts to engage with NI to reach a friendly transaction agreement. Over the last 8 months, NI has consistently delayed and refused to engage with Emerson, and then has rejected our approaches. NI has also tried to buy time as they materially increase their guidance in an apparent attempt to support the stock, despite deteriorating market conditions. As I mentioned in November, NI claimed it had formed a working group of the Board to examine our proposal, as well as other strategic options and potential transaction partners.

Despite claims of running a process, NI did not engage with Emerson until mid-December, at which point it agreed to a January 4th meeting. While initially, we were encouraged by NI's offer of a meeting, during these discussions, NI shared only high-level information about its business, and refused to respond to key diligence questions provided ahead of the meeting. NI then told us that this would be the extent of their engagement and asked us for a revised view of value, after which we reiterated our $53 per share proposal. The strategic review process NI announced continues the track record of delay and evasion. What was NI's Board doing privately for 2 months as it evaluated options and continued to avoid engagement with Emerson? Why did NI choose to wait until now to announce the review publicly?

We feel that NI shareholders are due the transparency their Board has denied them. So today, we are disclosing all of our correspondence with NI beginning in May 2022 to make public our sustained track record of attempted engagement with NI without any meaningful or constructive response. You can read all of our letters and NI's responses on our transaction website, MaximizingValueAtNI.com.

On the next slide, Slide 7, we believe our proposal adds important context to the significant increases in guidance NI has provided in recent months. In July 2022, with knowledge of Emerson's approach, which was not shared with NI shareholders, NI substantially increased its 2023 outlook. After lowering its 2022 revenue guidance at the end of April, just 3 months later, NI guided to a mid-teens top line growth rate and adjusted its 2023 margin improvement to 3x larger than its prior guidance. This came even as NI demonstrated continued challenges expanding its margins. We questioned NI's motivations for this revised guidance and saw a disconnect between current performance and NI's updated outlook, particularly in light of a challenging macroeconomic environment and continued supply chain challenges.

Then at its September 15, 2022 Investor Day, NI reaffirmed this guidance and said it would achieve a further 200 bps operating margin expansion by 2025. NI shares fell 3% on the day, underperforming the market as investors and analysts continued to doubt NI's ability to execute and deliver these results. With its third quarter earnings results reported on October 27, NI announced record quarterly revenue but also reported decelerating order rates, pushing its share price down the next day 3% again, even as the NASDAQ Index was up nearly 3%. Factoring in continued uncertainty, almost all of NI's sell-side analysts have revised their estimates for both the fourth quarter and fiscal 2023 downwards, as well as their target prices. Clearly, the market is concerned about NI's ability to achieve its targets.

Emerson

January 17, 2023, 8:30 AM

We think the existence of our offer and our numerous engagement attempts are important context for investors to have to understand NI's guidance. I'll now pass the call over to Ram on Slide 8 to talk about how NI fits into our strategy and portfolio transformation.

Ram Krishnan

Thank you, Lal. While we are disappointed with the lack of engagement to date, we remain confident about the compelling benefits of bringing our companies together and the long-term value creation opportunities in the test and measurement space. As you know, over the past year and a half, Emerson has announced and completed a series of value-creating strategic transactions to align our business towards key secular macro trends. We have been clearly advancing our efforts to create a higher value, cohesive industrial technology portfolio, divesting non-core businesses and pursuing acquisition opportunities that will help expand and reinforce our capabilities across the automation space.

We recently highlighted this progress at our investor conference in November, where we spoke about plans to further build on our global automation focus. This proposal to acquire NI is the next step in that journey. Emerson has long admired NI as a leader in electronic test and measurement, and we believe combining our two companies is fully aligned with our portfolio transformation and would advance our position as a premier global automation company. The test and measurement market is one of the four priority target adjacencies we presented at our recent investor conference along with industrial software, factory automation and smart grid solutions. With favorable long-term trends, attractive and diversified end markets and an estimated priority TAM of $35 billion, it is a fast-growing complement to Emerson's portfolio.

Please turn to Page 9. NI is a $1.7 billion electronic test and measurement business with 70-plus percent gross margins, serving 35,000-plus customers across diverse end markets. NI's hardware and software solutions help customers constantly evolve and bring state-of-the-art electronic components to market faster and at a lower cost. NI provides flexible and modular system level test solutions with an open and interoperable software platform that enables customers to automate their test processes in increasingly complex and fast-changing end markets.

As you can see in the pie charts, NI's end market mix is well balanced between semiconductors and electronics, aerospace and defense, transportation markets and its portfolio segment that serves many industries like medical, life sciences, energy and academia. NI is well positioned to capitalize on key secular growth trends in these market verticals that offer compelling growth vectors over the next several years. Much like us, they also have a strong international presence with more than 50% of their sales outside of the Americas.

Please turn to Slide 10. Clearly, the acquisition of NI would further advance our global automation focus by giving us exposure to a favorable strategic adjacency through a business with an attractive financial profile and a complementary technology stack of intelligent devices, controls and software. Combining our two businesses would enable Emerson to further expand and diversify its customer base with highly attractive and diversified end markets with strong secular tailwinds. NI has an attractive financial profile with clear opportunities to streamline R&D and SG&A costs through Emerson's operating discipline. Furthermore, we're confident this combination would generate significant value to our stakeholders as we expand and diversify the segments and markets we serve, and accelerate the development of innovative offerings for our customers.

Emerson

January 17, 2023, 8:30 AM

Now please turn to Slide 11. With NI, Emerson would gain a strong complementary portfolio of differentiated electronic test and measurement product and software offerings that aligns with our technology stack in the core automation markets. NI's test and measurement technology is truly best-in-class and would enable Emerson to further expand and diversify our customer base and strengthen our automation portfolio with highly attractive end markets. In markets like semiconductors and electric vehicle manufacturing, NI expands Emerson's reach into the design and validation phase of the life cycle, providing critical early access to customers. NI also brings a unique and industry-leading software capability that helps customers automate their test processes and analyze results to drastically improve product designs and enhance production yields.

Please turn to Slide 12. We believe NI has an opportunity to significantly improve its track record of innovation operating under the Emerson management system. The execution on LabVIEW NXG, the successor to LabVIEW, is an example of NI's innovation challenges. This was a major software development program to revamp a flagship product, 30 years after the original release of LabVIEW, the required significant nonrecurring engineering and R&D investment totaling hundreds of millions of dollars, but it failed to gain traction, and only 3 years after its 2017 release, NI announced it would stop releasing new versions after 2021. This misstep occurred during a time of exceptional growth and innovation by peers such as Keysight who successfully launched products tailored to the 5G transition. In contrast, Emerson has a proven track record of innovation and successfully launching new products across our portfolio.

With that, I will turn the call back over to Lal.

Lal Karsanbhai

Thanks, Ram. As you can see on Slide 13, NI is a high gross margin company, however, has an inflated operating cost structure compared to peers. NI's SG&A is 18 points higher than peers and R&D is 10 points higher. With this elevated cost structure, NI's sales productivity has continued to significantly lag peers, with a peer medium more than double NI's. By applying the operational excellence principles of our management system and proven productivity levers, Emerson sees significant potential for profit and cash improvement across the NI business.

Please turn to Slide 14. Our product innovation, management system and operational expertise continue to help Emerson outperform peers. Our underlying sales grew 9% in 2022 as we seized organic growth opportunities, and the significant margin expansion we have achieved in recent years continued as we drove higher adjusted EBITDA and adjusted EPS margin. We have industry-leading margins across our portfolio.

In addition, our strong free cash flow conversion continues to drive our disciplined capital allocation framework. As evidenced by Emerson's recent acquisitions, we are excited to leverage our scale and operational expertise as we bring our companies together and integrate our capabilities. As we continue our portfolio transformation, including the acquisition of NI, we are confident in our ability to grow faster, achieve higher margins and continue our excellent cash flow conversion.

Emerson

January 17, 2023, 8:30 AM

Turning to Slide 15, we believe this transaction would create significant value for our shareholders and, as mentioned earlier, we see opportunities to improve NI's operating margins, cash flow and innovation engine. The transaction would be accretive to Emerson's adjusted EPS in the first year, meets Emerson's communicated returns threshold and will improve Emerson's overall growth. Key areas for synergy targets include in R&D, where we can enhance the productivity of investment and streamline NI's products. We can use our scale in commercial excellence capabilities to drive more go-to-market efficiency for NI and accelerate shifting to a distribution model.

We would seek to streamline NI's duplicative functions and adopt a regional best-cost model.

To recap on Slide 16, we are prepared to work immediately to reach an agreement that delivers substantial value to NI shareholders. We have performed outside-in due diligence on NI and we have only limited and specific confirmatory due diligence requirements. We are ready to immediately work towards signing and announcing a definitive agreement quickly. We have no financing contingency, and we do not anticipate any significant regulatory risks or delays given the complementary nature of our business.

We have tried repeatedly to privately engage with NI and reach a friendly transaction. Our proposal provides a compelling premium, and we urge NI shareholders to encourage the Board to engage with Emerson and ensure its public strategic review process is not merely another delay tactic.

In closing, on Slide 17, we hope Emerson will have the opportunity to move towards a transaction with NI. We know that NI has announced the review process, and we felt NI's shareholders should understand the context of that review and our repeated attempts to engage. We look forward to engaging with NI and working towards a transaction. We are confident that our $53 cash offer is compelling for shareholders. NI shareholders should make their views heard to NI's Board and management.

Thank you very much. That concludes our presentation this morning.

QUESTIONS & ANSWERS

Colleen Mettler

We will now turn to Q&A. Operator, I'll turn it to you.

Operator

(Operator Instructions) The first question is from Deane Dray of RBC Capital Markets.

Deane Dray

Thank you. Good morning, everyone.

Emerson

January 17, 2023, 8:30 AM

Lal Karsanbhai

Hey, Deane.

Deane Dray

Hey. I appreciate that you're going public here with the appeal directly to the shareholders, given the circumstances. So a couple of questions. And actually, a long time ago, I did cover National Instruments and I'm familiar with LabVIEW and how they fit into the test and measurement world. Maybe just -- can you touch on synergies? It's pretty clear that there are cost synergies there given SG&A and R&D. But could you talk a bit about – frame potential revenue synergies here?

Lal Karsanbhai

No, I think you hit it on the nose. I think the more apparent synergies are clearly on the cost side as you outlined. But we do see opportunities, as I mentioned, Deane, around R&D, innovation acceleration, productivity in R&D, the use of best cost, which we have optimized both in Asia, Central America and Eastern Europe. And then the go-to-market strategies of NI, the evolution of their channel from tiering of accounts into distribution, I think those are areas that we can certainly drive synergies around.

Deane Dray

Okay, that's helpful. And just one quick clarification. In Ram's remarks, it sounded as if it was National Instruments checks the test and measurement box. But doesn't it also check the industrial software box given LabVIEW and further penetration in that market?

Lal Karsanbhai

Yes, certainly, arguable what the percent of software is within NI. It's not entirely clear to us. But it is a growing and relevant part of their business. So I agree with you, Deane.

Deane Dray

Great, thank you. Best of luck.

Lal Karsanbhai

Thank you, sir.

Operator

The next question is from Steve Tusa of JPMorgan. Please go ahead.

Stephen Tusa

You guys remain busy here. Slide 11 is helpful, just like it's kind of unclear how much is software. How does the revenue break out between the kind of control layer and the intelligent devices?

Ram Krishnan

Yes. So I mean, I think -- Steve, Ram here. Software and services is around 20% approximately. That's what we know. And then frankly, the rest is hardware. Now that ultimately is -- a lot of it is in the intelligent device layer, their PXI modules, 600-plus modules. So most of it is there, but they do have a substantial data acquisition business. I mean how much is split between control and intelligent devices, we don't quite know. But the approximate split between control intelligent devices and software is 80/20.

Emerson

January 17, 2023, 8:30 AM

Stephen Tusa

And then where do you guys actually -- do you guys actually like see them out there in the field? And then when it comes to distribution, are you currently -- I know that kind of a big part of their business goes direct, but do you actually overlap at all with any distributors. I'm just curious as to kind of like where you bump into these guys because I know they're kind of in different disciplines, right? You guys are a bit more on the op side and they're more on the test side, if you will.

Ram Krishnan

Correct, correct. So we don't necessarily bump into them either at customers or distribution. So it is truly an adjacency that moves us into the test space in end markets we like. So I think the -- obviously, the technology stack is consistent with what we do, but we are in completely different end markets.

Stephen Tusa

Okay. And then one last one. How much of the high gross margin here is a function of the actual, I guess, is a function of how much they're spending in, in -- on the SG&A and the R&D side? And is there risk as you cut into that spending, you know, the value that the customer is ultimately going to see, they are essentially spending to get that gross margin. Any risk that that's kind of structurally dependent on the level of spending, the business model kind of is what it is?

Ram Krishnan

Yes. I mean we'll be obviously careful in evaluating that. But our estimates say that I think we can still maintain the gross margins while driving productivity in the R&D. I mean I think that's the thesis, and I think we're pretty confident about that. I mean we like -- listen, I think the fact that they sell to 35,000 customers, they have a wide broad array of technology that they sell to these customers is reflective of the gross margins. And many of the end markets they serve, particularly their portfolio business, lends itself to high GP. So they've done a great job there. The complexity of their product offering and the number of modules they offer is a function of the price and GPs they command. But with all that said, I think we can certainly drive efficiency in the R&D spend while protecting the GPs, which is going to be important in our thesis.

Stephen Tusa

Great, thanks a lot. Appreciate the detail.

Operator

The next question is from Julian Mitchell of Barclays. Please go ahead.

Julian Mitchell

Hi. Good morning. Maybe just one question for Lal, perhaps looking at that Slide 6 and kind of the timeline there. You know, you've raised the offer price once during that sort of 9 months of negotiations. I just wondered, from the perspective of sort of Emerson shareholders, how do you characterize the sort of valuation discipline from here on Emerson's part, let's say, in the event that someone else comes into the picture, looking at NI? Any sort of context around your perspectives on that, and I suppose the degree to which you really want this specific asset as opposed to others that may be available in the T&M arena?

Emerson

January 17, 2023, 8:30 AM

Lal Karsanbhai

No, it's a great question, Julian. Thanks for asking. Look, we -- all I can tell you at this point is that we will stay disciplined and within the construct of returns that we communicated to you on the 29th of November. There will be a point where this doesn't make any sense for the Emerson shareholder, which is what I always have in mind. That's what my job is, is to create value for the Emerson shareholders. So at this point, we're still well within the -- those objectives of financial returns. But if it ultimately gets to a point, we obviously will step away.

Julian Mitchell

Thanks very much. And then just a second one. Going back to that Slide 8, you talked about the overall test and measurement TAM being $35 billion. Clearly, sort of the implied market share of NI within that is quite low. So maybe help us understand what are those niches or market areas where NI's share is particularly strong in terms of kind of franchise value within specific industries or geographies that you'd call out where it's particularly powerful in its presence?

Ram Krishnan

Yes. So Julian, Ram here. So the $35 billion market we communicated is fundamentally electronic, electrical and environmental testing, okay? So that's broadly speaking. Now the electronic test market that NI plays in is a $20 billion market. So the $15 billion is really the environmental and the electrical testing that make up the rest. Within the $20 billion market, you can break that market between modular hardware, discrete hardware, certainly software and services, NI has a leading position in modular hardware and a leading position in software. That's really where they have their strength. Certainly, markets like A&D, transportation are good markets for NI, certainly the portfolio of businesses that they describe, which is life sciences, medical, energy, academia, they've done a really good job in the design validation solutions they provide. And then they're building a presence in the semiconductor space, particularly in 5G communication. So they have a decent position in the markets. They -- we certainly like their broad exposure to customers and different segments of the test and measurement market, and we do believe we can build on that.

Julian Mitchell

Great, thank you.

Operator

The next question is from Jeff Sprague of Vertical Research. Please go ahead.

Jeffrey Sprague

Thank you. Good morning, everyone. Just a couple from me. First, just back on the growth, and you gave the example of NXG being, I guess, a failed attempt, so to speak, to extend the product and drive new growth. But as you've done your due diligence on this and given the level of R&D and apparently the number of feet on the street, what is it about you know, how this management is running the company that's kind of resulted in just growth being subpar relative to the market overall? Is there anything else to add to that equation?

Emerson

January 17, 2023, 8:30 AM

Lal Karsanbhai

No. Look, I think, Jeff, this is all. I think there are opportunities to optimize as we talked about. There's a significant amount of stickiness in LabVIEW in the marketplace for the users of the technology, which use it as a phenomenal based program, their lab process, testing processes in a lab environment. That obviously is a driver. But from our perspective, really productive innovation and not allowing scope creep into the innovation process is what we interpret to have happened with NXG is an important element here. And that's where the disciplined processes that we can bring and that we run at Emerson, I think it adds tremendous value.

Jeffrey Sprague

And then just coming back to the road map you laid out to us in November and the 4 areas of interest. You did clearly say that you're not in test and measurement and therefore if you were to enter it needed to be at scale, and I guess this would qualify. But maybe just give us some sense of, is there a different path in test and measurement, a combination of smaller deals, perhaps? Or also how you view, kind of, this potential significant outlay of capital for this particular asset, if you do get it over the finish line relative to your ability to action things in the other 3 areas.

Lal Karsanbhai

Great question, Jeff. No, look, I think one of the unique aspects of the 4 adjacencies is that they're large and they have multiple -- give us a lot of optionality from an M&A perspective. So there are multiple paths to gain scale and relevance in this space. We think relevance is important. Relative market position is important. This is a unique opportunity to create value in a business and to build around it. But to answer your question, yes, we are -- we've been very active. We've had many conversations, not just in test and measurement, but in other spaces, and continue to keep other options open for future -- potential future M&A.

Jeffrey Sprague

Great, thank you. Good luck.

Lal Karsanbhai

Thanks, Jeff.

Operator

The next question is from Tommy Moll of Stephens. Please go ahead.

Thomas Moll

So this announcement is certainly consistent with the message you laid out at the end of last year, Lal, just having identified test and measurement as an area to deploy capital. I wondered if you could give us more on the industrial logic here. And Ram, you started down that path, I think you talked about how consummating this transaction would bring you in on the design and validation phase in some key end markets where you do play and would like to play more like semis and EV. But just to the extent you could articulate what -- why, again, you want to make a big play in test and measurement would be helpful. Thank you.

Emerson

January 17, 2023, 8:30 AM

Lal Karsanbhai

I'll go first and pass it to Ram, Tommy. So the alignment on the secular trends, if you recall, as we built out our adjacency work, we really started with understanding of where spend was going to occur over the next decade or so. If you think about the test and measurement space, specifically the drivers around semiconductors, EVs, sustainability, battery growth, many of the aerospace and defense, many of the elements that Ram outlined, worked very well here. And so that's the strategic rationale that gets us into the space. And then, of course, we talked about the specifics around NI's technology and how we can create value along the technology stack that aligns incredibly well with Emerson's.

Ram Krishnan

Yes. And I mean the logic, Tommy, as we laid out for the adjacencies, the end markets, the discrete end markets are markets we cover. We play in traditional automation there, certainly automation of test both in terms of design validation and production testing is what NI brings to the equation. So we like the end markets. We like the growth. We like the automation of test as a thematic to expand our global automation focus. And the tech stack, which is very important on Slide 11, is a very, very complementary tech stack to what we do. So I think it's -- that's an important element of why we like the adjacency. It is an adjacency, but we like it, and we do believe that we can bring a lot of value in how we run this business as an automation company and automation of test. And the other element is the software element of this is appealing and there's a lot of software that test and measurement will bring into the equation.

Lal Karsanbhai

And one last comment. I thought -- sorry, Tommy, one last comment that we shouldn't overlook. The diversification that the test and measurement space as a whole and specifically NI brings for the Emerson shareholder is very relevant.

Thomas Moll

Thank you. And as a follow-up, I wanted to address some of the points you made on synergies. You highlighted the R&D and G&A opportunities. But I'm thinking through the strategic review that NI has announced here and you'll probably, at some point, have some financial -- potential financial sponsor-type buyers looking at this asset as well. But Emerson as a strategic can potentially bring more value creation opportunity there and be a better owner of this asset? Maybe you could comment on potential there, what can you bring that a financial sponsor would not be able to bring?

Lal Karsanbhai

Yes. No, I think it's aligned with the way I described the synergy opportunities. The R&D, the productivity around innovation, efficiency, the streamlining of the product portfolio. It's the realignment of the channel that's underway, but has somewhat sputtered. So accelerating that shift using our scale and understanding of our efficiencies around the world, our best cost opportunities, which are relevant across engineering, customer care, finance, HR and other functions. And then, of course, we cannot overlook the tremendous cost takeout opportunity around corporate and G&A structures.

Emerson

January 17, 2023, 8:30 AM

Thomas Moll

I appreciate the insight and I’ll turn it back.

Operator

The next question is from Nigel Coe of Wolfe Research. Please go ahead.

Nigel Coe

Thanks. Good morning, everyone. So look, the benchmark analysis on, I think, Slide 13, is probably the key chart, right? Keysight's at 30% plus EBITDA margins. It seems like you're saying there's no reason why NI can't be at that level as well. So I'm curious, on the functional costs, you said 8% of sales. What is the right level you think as a subsidiary of Emerson? And then on the SG&A side, how important is this distribution model? And what do you think is the right mix of distribution between direct and through channel?

Ram Krishnan

Yes. So I'll take a crack at the question on distribution. I mean I think it's important to understand that if you look at NI's strategy, I mean, they have a pretty significant portfolio of business, which sells into a lot of customers, 35,000 customers, where there is a more efficient go-to-market approach. Now frankly, NI themselves have recognized that and, over the last year and a half have been clearly moving toward a direct and distribution channel for their traditional customers in the bottom of their tier. They tier their customers by 1, 2 and 3. Now, they are building a meaningful presence with a direct channel on some of their bigger growth opportunities, the emerging space around EV, ADAS, battery, 5G. So I think we'll have a good strategic view of the go-to-market approach, where we do believe distribution and digital plays a significant role. I think it will enhance the effectiveness of their go-to-market, but be obviously more cost optimized, and so that's a significant part of our synergies.

Operator

This concludes our question-and-answer session and today's conference. Thank you for attending today's presentation. You may now disconnect.

Emerson

January 17, 2023, 8:30 AM

Additional Information and Where to Find It

This communication relates to a proposal which Emerson Electric Co. (“Emerson”) has made for a business combination transaction with the Company (the “Proposed Transaction”). It is anticipated that Emerson, together with the participants named therein, will file a proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a slate of director nominees identified and nominated by Emerson (the “Nominees”) at the 2023 annual meeting of stockholders of National Instruments Corporation, a Delaware corporation (the “Company”) and may file other proxy statements and/or other documents.

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication is not a substitute for any proxy statement or other documents Emerson may file with the SEC in connection with the election of the Nominees or the Proposed Transaction.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ANY PROXY STATEMENT(S) AND/OR OTHER DOCUMENTS IF AND WHEN THEY ARE FILED BY EMERSON, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE ELECTION OF THE NOMINEES AND/OR THE PROPOSED TRANSACTION, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ELECTION OF THE NOMINEES, THE PROPOSED TRANSACTION, AND RELATED MATTERS. Any definitive proxy statement(s) (including any WHITE proxy card enclosed with any definitive proxy statement(s) or supplements filed and/or disseminated by Emerson) (if and when available) will be mailed or otherwise made available to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents filed with the SEC if and when available without charge through the website maintained by the SEC at www.sec.gov or, in the case of documents filed by Emerson, by contacting the investor relations department of Emerson:

Emerson

8000 West Florissant Avenue, P.O. Box 4100

St. Louis, MO

www.emerson.com/en-us/investors

Investor Relations:

Colleen Mettler, Vice President

(314) 553-1705

investor.relations@emerson.com

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

(212) 750-5833

Participants in the Solicitation

Emerson and the Nominees are anticipated to be participants in the solicitation of proxies in connection with the election of the Nominees as directors of the Company.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the election of the Nominees as directors of the Company and/or the Proposed Transaction, including a description of their direct or indirect interests in such matters, by security holdings or otherwise, will be set forth in any proxy statement(s) and other relevant materials related to such matters if and when they are filed with the SEC.

Emerson

January 17, 2023, 8:30 AM

Caution Concerning Forward-Looking Statements

This communication contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to negotiate, enter into and complete the proposed transaction; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of Emerson following completion of the proposed transaction; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target” or other similar words or expressions or negatives of these words, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: (1) the outcome of any discussions between Emerson and the Company with respect to the proposed transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, (2) that one or more closing conditions to the proposed transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that any required approval by the stockholders of the Company may not be obtained; (3) the risk that the proposed transaction may not be completed in the time frame expected, or at all; (4) unexpected costs, charges or expenses resulting from the proposed transaction; (5) uncertainty of the expected financial performance of Emerson following completion of the proposed transaction; (6) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the business of the Company with the business of Emerson; (7) the ability of Emerson to implement its business strategy; (8) difficulties and delays in achieving revenue and cost synergies; (9) inability to retain and hire key personnel; (10) the occurrence of any event that could give rise to termination of the proposed transaction; (11) potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; (12) evolving legal, regulatory and tax regimes; (13) changes in economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (14) the ability of Emerson and the Company to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during longterm disruptions such as the COVID-19 pandemic; (15) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (16) actions by third parties, including government agencies; (17) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (18) the risk that disruptions from the proposed transaction will harm Emerson’s and the Company’s business, including current plans and operations; (19) certain restrictions during the pendency of the acquisition that may impact Emerson’s or the Company’s ability to pursue certain business opportunities or strategic transactions; (20) the ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (21) other risk factors as detailed from time to time in Emerson’s and the Company’s reports filed with the SEC, including Emerson’s and the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in any proxy statement(s) and other relevant materials related to the proposed transaction if and when they are filed with the SEC. While the list of factors presented here is, and the list of factors to be presented in any such proxy statement(s) or materials will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Any forward-looking statements speak only as of the date of this communication. Emerson undertakes no obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Emerson

January 17, 2023, 8:30 AM

Exhibit 2

LinkedIn Post by Emerson regarding the Proposal and Proposed Transaction